Exhibit 99.1

Fuse Science Sets New Standard of Transdermal
Delivery with Groundbreaking Scientific Results

Miami Lakes, FL – June 13, 2012 – Fuse Science Inc. (OTCQB: DROP), (www.fusescience.com) is pleased to announce the results of a study that begins to indicate the significant capabilities that reside in their proprietary technology. A third-party study, which is being released today at www.fusescience.com, reveals unique and differentiated, transdermal delivery capabilities that the Company believes has the potential to significantly improve drug delivery and minimize side effects. The results of the study center around four basic principles that matter to everyone when it comes to nutrition, energy and pharmaceutical delivery options:

Speed – Fuse Science is the first to report the ability to deliver caffeine through the epidermis in less than 3 minutes in an In Vitro Study. This opens the door for a wide variety of acute delivery options transdermally, which will significantly improve medical treatment options. Imagine the transformation of the $2 billion dollar internal analgesic category from a pill that takes 30 minutes to an hour to help provide relief vs. a roll-on with “Powered By Fuse™” technology that begins to work in less than 3 minutes.

Variability – The Study indicates that our proprietary delivery technology can influence the amount of medications and nutrients delivered through the skin at varying rates. This will allow for pediatric and adult dosing, as well as the ability to introduce a wide variety of new treatment applications designed to improve medical care, health and beauty and anti-aging therapies.

Duration – The study reports the superior progressive delivery of caffeine that has not peaked at 2 hours vs current published data of oral consumption which peaks at 45-60 minutes and thereafter falls off. We believe that this sets the stage for Fuse Science to deliver therapeutic levels of medications and nutrients over longer periods of time, creating better health outcomes.

Functionality – Fuse Science delivery technology can take products that are currently in patch form like nicotine, birth control and lidocaine, as a few examples of many, and turn them into simple transdermal roll–ons that deliver the same or better results without the constraints and draw backs of wearing a patch.

“We believe that proof of concept demonstrated by the study will be a key enabler in our global licensing efforts, and it further documents superior capabilities that reside within our technology,” said Jeanne Hebert, Vice President of Marketing & Clinical Research. “It is our objective to leverage our technology, which we believe extends well beyond these initial findings, to redefine the standard of performance in many multi-billion dollar pharmaceutical and nutritional categories and improve the lives of people around the world.”

“Needless to say, we are very pleased with the results of this initial study,” said Brian Tuffin, CEO of Fuse Science Inc. “We have been very deliberate and calculated with every action we’ve taken as a company and this study provides the first of several significant steps we’re taking to fully commercialize our proprietary delivery technology. We anticipate announcing in the coming days and weeks, more successes in this area which began with the licensing of some of our transdermal technology to Mission Athletecare early this year.”

If you would like to understand what it means to be Powered By Fuse!™, log onto www.poweredbyfuse.com and enter promo code “GetPowered” and receive 10% your next Powered By Fuse™ Order.

About Fuse Science Inc.

Fuse Science Inc. (OTCQB: DROP), is an innovative consumer products holding company based in Miami Lakes, Florida.  Fuse Science holds the rights to new, patent-pending technologies poised to redefine how consumers receive energy, medicines, vitamins and minerals.  The company maintains the rights to sublingual and transdermal delivery systems for bioactive agents that can now, for the first time, effectively encapsulate and charge many varying molecules in order to produce complete product formulations which can bypass the gastrointestinal tract and enter the blood stream directly - all in a concentrated "DROP" form that is simply applied under the tongue.  The Fuse Science technology is designed to accelerate conveyance of medicines or nutrients relative to traditional pills and liquids and can enhance how consumers receive these products.  Information about Fuse Science is available online at www.fusescience.com  and www.poweredbyfuse.com  or by calling 305-503-FUSE (3873

For more information:	To schedule an interview:

Fuse Science, Inc.	Gus DeQuesada
Investor Relations	Michelsen Advertising
Direct: (305) 503-3873, Ext. 2	C-305-733-1410 / 786-488-7138
Email: ir@fusescience.com	prnews@michelsenadvertising.com

Safe Harbor Statement: Certain statements and information included in this release may constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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